Exhibit 3.106
Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MSSI LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF DECEMBER, A. D. 2006, AT 6:37 O’CLOCK P.M.

	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State

4272121 8100	AUTHENTICATION:	5304436

061171320	DATE:	12-22-06

State of Delaware Secretary of State Division of Corporations Delivered 06:44 PM 12/20/2006 FILED 06:37 PM 12/20/2006 SRV 061171320 — 4272121 FILE
CERTIFICATE OF FORMATION
OF
MSSI LLC
     This Certificate of Formation of MSSI LLC, dated December 20, 2006 is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act. The undersigned certifies as follows:
     FIRST: The name of the limited liability company formed hereby is MSSI LLC (the “Company”).
     SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Esther K. Kim
Esther K. Kim
Authorized Person